Exhibit No. 99.1

PRESS RELEASE                                Source:    Hersha Hospitality Trust
                                                CNL Hospitality Properties, Inc.


HT, CNL HOSPITALITY PROPERTIES, INC. FORM PARTNERSHIP THAT PLANS TO ACQUIRE $150M+ OF HOTELS


Monday April 21, 2003,


Hersha Hospitality Trust (Amex: HT News) and CNL Hospitality Properties, Inc. ("CNL") today announced the closing of an initial $10 million of up to a total $25 million private placement of convertible preferred units of Hersha Hospitality Limited Partnership, the operating partnership of Hersha Hospitality Trust ("HT"), and the formation of a joint venture investment partnership to acquire hotel real estate assets during the coming year utilizing up to an additional $40 million of joint venture funding from CNL. The units and joint venture interests purchased by CNL will be convertible into HT common shares at a price of $6.7555, the weighted average closing price of HT common stock for the last 20 trading days.

Following the initial funding stage, it is anticipated that future acquisitions will utilize a joint venture partnership structure. CNL, one of the lodging industry's top acquirers of hotels, will own a majority limited partnership interest in the joint venture partnership. HT, a leading owner and operator of mid-priced hotels in the Northeastern U.S., will serve as the general partner of the joint venture partnership. Including potential acquisitions of newly built assets in strategic markets in New York, Connecticut, Massachusetts, Philadelphia, New Jersey, Maryland, Washington D.C. and Virginia, the total capitalization of the partnership is contemplated to be approximately $150 million.

It is anticipated that the joint venture partnership's properties will be branded with top tier hotel brands within the Hilton, Marriott and Six Continents families of brands primarily located in the Northeastern U.S.

HT Chairman & CEO Hasu P. Shah is pleased to have formed a partnership with both a financial and strategic investor for HT:

"As a strategic investor, one can imagine no better partner than CNL. CNL and its top flight management team have expertise and experience in major hotel projects around the country. Its relationships in the capital markets and the financing community will enable HT to further leverage its strategy as it enters the most valuable markets in the U.S. It offers us a steady access to capital from a source that understands and believes in our business model."

"From a financial perspective, we are pleased with the economics of the deal. At our size, the private placement offers the flexibility of drawing down equity matched to imminent investments to provide positive returns from the transaction. This investment also preserves our financial flexibility going forward and allows us to consider additional public offerings or enter into other institutional partnerships as we expand our size and operating leverage."


"CNL is pleased to begin a relationship with Hersha and further our partnership with a regional leader in the lodging industry," said Thomas J. Hutchison III, co-chief executive officer of CNL Hospitality Properties, Inc. "This investment in Hersha's portfolio of mid-priced hotels aligns with our diversification strategy, while leveraging on the company's excellent management and development capabilities."

"I am still struck by the similarities in culture and values between our companies. The same core objectives: Prudent investment & dividend discipline, quality properties and prominent markets, integrity & service in management. This more than our attractive acquisition pipeline or strict investment criteria gives me the faith to expect this relationship to prove mutually beneficial," said Hasu P. Shah, Chairman & CEO of Hersha Hospitality Trust.

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CNL Hospitality Properties, Inc. is a real estate investment trust advised by
CNL Hospitality Corp., a subsidiary of CNL Financial Group, Inc., and specializes in the investment of premium hotels and resorts. The company owns or has commitments to acquire interests in a portfolio of 64 hotels for a total of 16,800 rooms in 23 states. Headquartered in Orlando, Florida, CNL Financial Group Inc. is one of the nation's largest, privately held real estate investment and finance companies. CNL Financial Group, Inc. and the entities it has formed or acquired have more than $5.5 billion in assets, representing interests in approximately 1,850 properties and approximately 1,000 mortgage loans in 49 states. For more information, please visit www.cnlonline.com.

Hersha Hospitality Trust is a real estate investment trust focused on the acquisitions and aggressive management of mid-priced hotels in primarily metropolitan markets in the Northeastern U.S. HT has offered its investors among the highest returns in the REIT sector since its IPO in January 1999. HT currently owns 18 hotels in 4 states. Hersha Hospitality Trust is an affiliate of the Hersha Group of Companies - closely integrated operating businesses in hotel development and management. For more information, please visit www.hersha.com.

Friend Development Group LLC acted as advisor and Jennings Securities LLC acted as agent for Hersha Hospitality Trust in the private placement of the securities.

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. Additional investments by CNL in HT and the joint venture are subject to satisfaction of conditions described in the definitive documents relating to the transaction, which will be filed by HT with the SEC. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.

Contact:
     Hersha Hospitality Trust
     Teres Foley, 215-238-1046 or t_foley@hersha.com or
     CNL Hospitality Corp.
     Lauren Harris, 407-650-1205